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                                                                    EXHIBIT 4.18

       AGREEMENT FOR MANUFACTURE AND SALE OF U-WINK BEAR VENDING MACHINES

(1) BELL-FRUIT GAMES LIMITED (company number) whose registered office is at Leengate Nottingham, Nottinghamshire NG7 2LX ("the Licensee"); and

(2) U-WINK, CALIFORNIA, INC. (Company number 94-3332292) whose registered office is at 5443 Beethoven Street, Los Angeles, CA 90066 ("the Licensor").

BACKGROUND

The Licensor, uWink California, Inc., owns certain intellectual property rights in the U-Wink Bear Vending machine. The Licensee, Bell-Fruit Games Limited and it's Affiliates are companies manufacturing and distributing similar machines. The Licensor wishes to grant the Licensee the exclusive right to manufacture and distribute the Products throughout the Territory on the following terms and conditions.

1.      DEFINITIONS

1.1 In this Agreement the following expressions have the following meanings unless inconsistent with the context:

        "Accounting Period": Bell-Fruit Games periodic accounting periods which occur every 28 or 35 days

        "Affiliate": any subsidiaries (part of wholly owned) of the Licensee or its ultimate holding companies (or any subsidiary of such holding companies). including without limit RLMS.

        "Product": that machine known at the date of this Agreement as the U-Wink Bear Vending machine (also known as Boxter Bears)(the "Current Product") and any other interactive stuffed animal vending machines developed and offered for sale by Licensor during the term of this Agreement.

        "Territory": the European Union

        "Commencement Date": the date that the whole of this Agreement comes into force and effect pursuant to clause 8.1

2.      RIGHTS GRANTED

2.1 The Licensor grants the Licensee and its Affiliates the exclusive right to manufacture and distribute the Products throughout the Territory at whatever price the Licensee sees fit. This grant includes without limitation the right to modify and develop the Product (including its design) and to create new derivatives of it.

3.      OBLIGATIONS OF LICENSOR

3.1 The Licensor shall enhance the underlying software in each Product to provide a security system protecting the Product which is acceptable to the Licensee.

3.2 As routine software updates for the Product are developed by Licensor, the Licensor will provide copies of them (together with all source code for the same) to Licensee free of charge. The Licensor also undertakes to provide updated software (together with related source code) for the Product as requested by the Licensee on a free of charge basis and in a timely manner where there are software errors materially affecting the functionality of the Product

3.3 The Licensor undertakes to provide updated software (together with related source code) for the Product as requested by the Licensee on a free of charge basis and in a timely manner

3.4 The Licensor shall make available to the Licensee such information as the Licensee may need (including without limit applicable Bill of Materials, CAD drawings and full supplier details) to manufacture the Product

3.5 The Licensor shall supply to the Licensee at the Licensee's expense such components as may be required to manufacture the Product. The price to be paid by Licensee shall be Licensor's cost (being the cost of materials, labour and transport as supported by their supplier's invoice). The price agreed for certain items is shown in Appendix 1. Payment shall be made on Open Account 60 days after receipt of the goods.



3.6 The Licensor undertakes to maintain a distribution arrangement for the end users of the Product within the Territory:

        3.6.1 To provide starter and refill packs of bears and merchandise to enable the successful operation of the Product within the Territory

        3.6.2 To fulfill end user orders within 5 working days of receipt of order

        3.6.3 To charge the end user a reasonable price for such packs (being limited to the cost of materials and labour in producing the component plus a 30% contribution towards fixed costs and profit)

        The Licensee may at any time upon reasonable notice enter onto the Licensor's site to inspect its premises, records and documents in order to ascertain the Licensee's conformance with this Agreement.

3.7 At the Licensee's request, the Licensor shall enter into an agreement with the Licensor and a UK-based third party escrow agent upon terms reasonably acceptable to the Licensee under which all source and other code relating to the Product shall be deposited with the escrow agent.

4.      OBLIGATIONS OF LICENSEE

4.1 The Licensee shall use reasonable endeavours to manufacture and distribute the Product in the Territory

5.      WARRANTIES AND INDEMNITY

5.1     The Licensor warrants that:

        5.1.1 it has or has obtained the necessary rights, licenses and authority to grant the rights given under this Agreement, and

        5.1.2 its own all intellectual property rights in the Product and the Licensee's use thereof will not infringe the rights of any third party. Licensee acknowledges that the Licensor is pursuing applicable intellectual property protection internationally for the Product and agrees not to register or assist others to register any trademark that would be confusingly similar to the Licensor's trademarks. The Licensor shall indemnify the Licensee in full for and against any losses it suffers or incurs as a result of any breach of Clause 5.1 or any other clause of this Agreement, provided notice of any such claim is given to Licensor within 30 working days; and further, the Licensee shall not be responsible for the settlement of any claims for which it has an indemnification obligation under Clause 5.1.

        5.1.3 In the unlikely event of the Licensor going into liquidation or otherwise becoming subject to any of the events referred to in clause 8.2.2 then the Licensee (without prejudice to any other of its rights) may upon serving written notice on the Licensor purchase any intellectual property rights needed to continue manufacture and distribution of the Product for the value of $1.


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6.      LIABILITY/DAMAGES

6.1 Neither party to this Agreement shall have any liability to the other party for any indirect or consequential loss howsoever cause arising out of or in connection with this Agreement.

7.      PAYMENTS

7.1 In consideration of the rights granted under clause 2, the Licensee shall during the continuance of this Agreement pay to the Licensor a royalty of (pounds)800 per Product sold by Licensee on the first 499 Products sold by it, (pounds)600 for each of the next 1500 Products sold and (pounds)500 for each subsequent Product sold

7.2 The Licensee shall make an advance payment to the Licensor of $200,000. This will consist of a payment of:

        7.2.1   $25,000 upon signing this Agreement,

        7.2.2 a further $50,000 three months after the Commencement Date (subject to sales reaching a minimum of 100 machines), and

        7.2.3 a further $125,000 three months after payment being made under clause 7.2.2 (subject to sales reaching a minimum of 200 machines),

        any of which may be paid by the Licensee or its Affiliates. This payment shall be an advance and shall be offset against royalties becoming due under clause 7.1 (and therefore no royalties need be paid by the Licensee until royalties becoming payable under this Agreement exceed in aggregate $200,000)

7.3 During the term of this Agreement, the Licensee shall deliver to the Licensor, no later than the 15th day following the last day of each Accounting Period, a report that describes in reasonable detail the Products sold be the Licensee and the royalties earned by the Licensor during such Accounting Period.

7.4 Upon receipt of the account provided by the Licensee pursuant to clause 7.3, the Licensor shall deliver a VAT invoice to the Licensee's registered office address above for the amount set out in such account. The invoice shall be payable by the Licensee within 45 (forty five) days of receipt of invoice

7.5 All payments are stated exclusive of VAT (but inclusive of all other taxes and duties to the extent becoming payable)

8.      TERM AND TERMINATION

8.1 This Agreement (save for clauses 7.2.1, 8.3 and 10 which shall come into force upon the date of this Agreement) shall come into force upon the following conditions being fulfilled to the Licensee's reasonable satisfaction:

        8.1.1 the delivery by the Licensor to the Licensee's premises of a Current Product (together with all related documentation) that in the opinion of the Licensor is fully fit for purpose and in full working order,

        8.1.2 The Licensor has provided all the necessary assistance to the licensee to enable a complete and working machine to a UK specification to be produced.

        8.1.3 the distribution network referred to in clause 3.6 being established, and

        8.1.4 the Licensor by 31st January 2005 enhancing the underlying software in the Current Product to provide a security system protecting the Current Product which is acceptable to the Licensee, together the "Conditions". If all the Conditions have not been fulfilled by 31st January 2005 then the Licensee shall have the right to either terminate this Agreement or extend the date by when the Conditions have to be fulfilled, by notice in writing to the Licensor. Once the whole of this Agreement is in force it shall run (unless terminated in accordance with clause 8.2) for a period of 3 years from the Commencement Date (the "Initial Term") and beyond that period until terminated by either party effective upon six (6) months' prior written notice to the other party.

8.2 Either party may forthwith terminate this Agreement by notice to the other in any of the following events:



        8.2.1 if the other party commits a material breach of this Agreement and where such breach is capable of remedy, fails to remedy such breach within 30 days from service on the other of a written notice specifying the breach and requiring it to be remedied; or

        8.2.2 if the other party enters into liquidation or has an administrator, administrative receiver, or like person appointed over its assets or any material part of its assets or shall enter into any voluntary arrangement with its creditors. If any of the above events occur to the Licensor then the Licensee may without prejudice to any of its other rights take a licence of the rights granted under this Agreement upon the same terms as are granted under this Agreement up to the end of the Initial Term.

8.3 The Licensor shall use its best endeavours to do what is necessary to fulfill the Conditions as soon as reasonably practicable.

9.      CONSEQUENCES OF TERMINATION

9.1 Any termination of this Agreement shall be without prejudice to any rights accrued in favour of either party prior to the date of termination

9.2     Upon the date of termination of this Agreement howsoever occasioned:

        9.2.1 the Licensee shall cease the manufacture and distribution of Products, except for completing any outstanding sales orders and utilising any committed stocks (provided that the sale of such products will also attract a royalty payment unless they are sold at distressed prices in which case there will be no royalty payable)

        9.2.2 each party shall promptly return to the other any documents or materials in its possession or control which belong to the other party or which were provided solely for the purposes of this Agreement

        9.2.3 any royalty payments due to the Licensor prior to the date of termination of this Agreement shall be paid by the Licensee in accordance with clause 7.

10.     CONFIDENTIALITY

10.1    Each party agrees with the other:

        10.1.1 to keep information which is deemed by the other to be confidential ("Confidential Information") in strict confidence and secrecy;

        10.1.2 not to use the Confidential Information save for complying with its obligations under this Agreement; and

        10.1.3  not to disclose the same to a third party other than:

                10.1.3.1 the disclosing party's professional advisers or Affiliates who are under a similar duty to protect Confidential Information; or

                10.1.3.2 any third party having a legal right to obtain disclosure thereof.


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10.2    The restrictions contained in clause 10.1 shall apply both during the term of and for 5 (five) years after the termination of this Agreement but shall not apply to information or knowledge which:

        10.2.1 has in its entirety become public knowledge otherwise than through any unauthorised disclosure or other breach of such restriction;

        10.2.2  the other party has consented in writing to being disclosed; or

        10.2.3 is or has been independently developed by the other party without reference to or use of the Confidential Information.

11.     NOTICES

11.1 All notices made or that are required under this Agreement shall be in writing and shall be sent to the addresses set out on the front page of this Agreement (or such other addresses as may be notified from time to time) by first class pre-paid letter or fax transmission, or delivered by hand and shall be deemed to have been received: 48 hours after the date of mailing (by first class post,), immediately upon delivery (by hand), and immediately upon transmission (by fax).

11.2 Notices to be sent to Licensee shall be marked for the attention of the Finance Director, and notices to the Licensor shall be sent to the attention of the CFO.

12.     FORCE MAJEURE

12.1 Neither party shall be liable for any delay in performing any of its obligations under this Agreement if such delay is caused by a Force Majeure Event and such party shall be entitled to a reasonable extension of time for the performance of its obligations

12.2 A "Force Majeure Event" means an event beyond the reasonable control of the affected party including, without limitation, strike, lock-out, labour dispute (but excluding strikes, lockouts and labour disputes involving employees of the affected party or its subcontractors), act of God, war, terrorism, riot, civil commotion, malicious damage (but exlcuding malicious damage involving the employees of the affected party or its subcontractors) compliance with a law or governmental order, rule, regulation or direction, accident, fire, flood and storm

13.     ASSIGNMENT

13.1 Except as expressly permitted by this Agreement neither party shall assign the benefit or delegate the burden of this Agreement without prior written consent of the other party which consent shall not be unreasonably withheld or delayed.

13.2 The Licensee may, without the consent of the Licensor, assign or sub-license all or any of its rights hereunder to any company which is an Affiliate.

14.     GENERAL

14.1 This Agreement constitutes the entire agreement, and supersedes any previous agreements, between the parties relating to the subject matter of this Agreement. Neither party has relied upon or has any action against the other in respect of any representations, whether written or oral, made to it in respect of this Agreement except a fraudulent misrepresentation.

14.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.3 No delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice the rights of that party nor shall any waiver of its rights operate as a waiver in relation to any subsequent breach.

14.4 If any provision of this Agreement shall be held by a Court of competent jurisdiction to be unenforceable such provision shall be struck out and the remainder thereof shall stand in full force and effect.

14.5 The parties do not intend that any of its terms will be enforceable by virtue of the Contract (Rights of Third Parties) Act 1999 by any person not a party to it.

15.     DISPUTE RESOLUTION

15.1 The formation, construction, performance, validity and all aspects whatsoever of this Agreement shall be governed by English law.



15.2 Both parties submit to the exclusive jurisdiction of the English Courts to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement.


Signed for and on behalf of Licensor

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Date:



Signed for and on behalf of Licensee

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Date:



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Price of components


Motors          $8.75

I/O Board       $180

Spirals         $7.10